This announcement is neither an offer to exchange or sell nor a solicitation of an offer to exchange or buy any of these securities. Each of the Offers (as defined below) is made only by the Prospectus (as defined below) and the Letters of Transmittal (as defined below) and no Offer is being made to, nor will tenders be accepted from or on behalf of, holders of the securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require an offer to be made by a licensed broker or dealer, each Offer is being made on behalf of Capital Funding by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

           NOTICE OF EXCHANGE OFFERS AND CONSENT SOLICITATION TO HOLDERS OF

                                    $1,080,000,000
                    IN LIQUIDATION AMOUNT OF PREFERRED SECURITIES

          U S WEST FINANCING I                   U S WEST FINANCING II
    7.96% TRUST ORIGINATED PREFERRED        8 1/4% TRUST ORIGINATED PREFERRED
       SECURITIES-SM- ("TOPRS-SM-")           SECURITIES-SM- ("TOPRS-SM-")
  (LIQUIDATION AMOUNT $25 PER SECURITY)  (LIQUIDATION AMOUNT $25 PER SECURITY)
            (CUSIP 90388D204)                      (CUSIP 90338M204)
                   FOR                                    FOR
        MEDIAONE FINANCE TRUST I               MEDIAONE FINANCE TRUST II
      % TRUST ORIGINATED PREFERRED            % TRUST ORIGINATED PREFERRED
      SECURITIES-SM- ("TOPRS-SM-")            SECURITIES-SM- ("TOPRS-SM-")
  (LIQUIDATION AMOUNT $25 PER SECURITY)  (LIQUIDATION AMOUNT $25 PER SECURITY)
            OR $  .  IN CASH                        OR $  .  IN CASH


          U S WEST Capital Funding, Inc. ("Capital Funding") hereby offers holders of 7.96% Trust Originated Preferred Securities-SM- ("TOPrS-SM-") (the "Old Series I Preferred Securities") of U S WEST Financing I (the "Old Series I Trust") the right to exchange their securities for either (i) an equal amount of ___% Trust Originated Preferred Securities-SM- ("TOPrS-SM-") (the "New Series I Preferred Securities") of MediaOne Finance Trust I (the "New
Series I Trust") or (ii) $__.__ in cash per Old Series I Preferred Security. Capital Funding also hereby offers holders of 8 1/4% Trust Originated Preferred Securities-SM- ("TOPrS-SM-") (the "Old Series II Preferred Securities" and, together with the Old Series I Preferred Securities, the "Old Preferred Securities") of U S WEST Financing II (the "Old Series II Trust" and, together with the Old Series I Trust, the "Old Trusts") the right to exchange their securities for either (i) an equal amount of ___% Trust Originated Preferred Securities-SM- ("TOPrS-SM-") (the "New Series II Preferred Securities" and, together with the New Series I Preferred Securities, the "New Preferred Securities") of MediaOne Finance Trust II (the "New Series II Trust" and, together with the New Series I Trust, the "New Trusts") or (ii) $__.__ in cash per Old Series II Preferred Security. Each of the offers is referred to individually as an "Offer" and collectively as the "Offers." The Offers are being made upon the terms and subject to the conditions set forth in a Prospectus, dated May __, 1998 (as amended or supplemented and including all documents incorporated therein by reference, the "Prospectus"), and the related Letters of Transmittal and Consent (the "Letters of Transmittal").

--------------------------------------------------------------------------------
EACH OF THE OFFERS AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ________, _____ __, 1998, UNLESS EXTENDED (EACH SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, AN "EXPIRATION DATE").
--------------------------------------------------------------------------------

          The Offers are being made in connection with the separation of U S WEST, Inc. ("U S WEST") into two independent companies (the "Separation"). In the Separation, U S WEST will distribute to its stockholders all of the capital stock of a subsidiary holding the businesses of the U S WEST Communications Group and the domestic directories business of the U S WEST Media Group known as "Dex" (such subsidiary will be renamed "U S WEST, Inc."). Following such distribution, U S WEST will be renamed "MediaOne Group, Inc." and will continue to conduct the businesses of the U S WEST Media Group other than Dex. The Offers are part of a plan being implemented by U S WEST to refinance substantially all of the indebtedness currently issued or guaranteed by U S WEST (the "Refinancing"). The Refinancing will facilitate the allocation of U S WEST's indebtedness between New U S WEST and MediaOne in connection with the Separation.

          In connection with the Offers, U S WEST and Capital Funding are soliciting consents (the "Consents") from the holders of record of the Old Preferred Securities as of May 6, 1998 (the "Record Date") to certain proposed amendments (the "Proposed Amendments") to the Old Indenture (as defined in the Prospectus) under which the Old Debt Securities (as defined in the Prospectus) were issued, to specifically permit the Separation without complying with certain covenants that might otherwise apply to the Separation, although U S WEST does not believe that such covenants would require such compliance as a result of the Separation. The proper tender of Old Preferred Securities by holders as of the Record Date will constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. Holders of Old Preferred Securities who acquired such Old Preferred Securities after the Record Date will have the right to tender their Old Preferred Securities pursuant to the Offers but will not have the right to provide Consents. A holder of Old Preferred Securities as of the Record Date will be permitted to provide such holder's Consent even if such holder does not tender Old Preferred Securities pursuant to an Offer. No separate payments will be made for Consents.

          Pursuant to each Offer, holders of Old Preferred Securities accepted for exchange for New Preferred Securities or cash will receive cash equal to the accrued and unpaid distributions on such Old Preferred Securities accumulated after April 1, 1998 to but excluding the applicable delivery date, in lieu of such distributions on Old Preferred Securities accepted for exchange.

          None of U S WEST, Capital Funding, MediaOne Funding, the Old Trusts, the New Trusts or any of their respective Boards of Directors or Trustees makes any recommendation to holders of Old Preferred Securities as to whether to tender or refrain from tendering in either or both of the Offers. Holders of Old Preferred Securities are urged to contact their financial and tax advisors in making their decision on what action to take in light of their own particular circumstances.

          Tenders of Old Preferred Securities pursuant to an Offer may be withdrawn at any time prior to the applicable Expiration Date and, unless accepted for exchange by Capital Funding, may be withdrawn at any time after _______ __, 1998. A Consent with respect to any series of Old Preferred Securities may be revoked at any time prior to the receipt by U S WEST and Capital Funding of the requisite Consents with respect to such series. A holder of Old Preferred Securities as of the Record Date who previously tendered Old Preferred Securities may not validly revoke a Consent unless such holder validly withdraws such holder's previously tendered Old Preferred Securities and, if effected prior to the receipt by U S WEST and Capital Funding of the requisite Consents with respect to the applicable series, such withdrawal will constitute the concurrent valid revocation of such holder's Consent.

          EACH OFFER IS INDEPENDENT FROM THE OTHER OFFER. Furthermore, each offer is subject to certain conditions, as described herein and in the prospectus.

          Consummation of each Offer is conditioned on, among other things, the satisfaction of certain conditions to the Separation, including the approval of the Separation by U S WEST's stockholders (the "Separation Condition"). Consummation of each Offer is also conditioned on tenders by a sufficient number of holders of Old Preferred Securities subject to each Offer such that, as of the applicable Expiration Date, there shall be at least 400 record or beneficial owners of at least 1,000,000 New Preferred Securities of each series to be issued in exchange for the Old Preferred Securities tendered in such Offer (with respect to each Offer, the "Minimum Distribution Condition"). The Separation Condition and the Minimum Distribution Condition may not be waived with respect to either Offer. The Offers and the Separation are not conditioned upon the receipt of the requisite Consents with respect to Old Preferred Securities of any series. U S WEST plans to proceed with the Separation whether or not the requisite Consents are received.

          Capital Funding will pay to Soliciting Dealers (as defined in the Prospectus) designated by the beneficial owner of the Old Preferred Securities validly tendered and accepted pursuant to the Offers a solicitation fee of $0.50 per Old Preferred Security exchanged for New Preferred Securities and $0.375 per Old Preferred Security tendered for cash (except that in the case of transactions equal to or exceeding 10,000 Old Preferred Securities of either series, Capital Funding will pay $0.25 per Old Preferred Security exchanged for New Preferred Securities or tendered for cash), in each case subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for any Old Preferred Securities beneficially owned by such Soliciting Dealers.

          The Prospectus and applicable Letter of Transmittal contain important information which should be read before any action is taken by holders of Old Preferred Securities with respect to either or both of the Offers. Tenders may be made in accordance with the procedures set forth in the Prospectus and the applicable Letter of Transmittal. The information contained in the Prospectus, the Letters of Transmittal and the other offering documents is hereby incorporated in this Notice by reference. The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

          Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letters of Transmittal or the Notices of Guaranteed Delivery may be directed to the Information Agent and copies will be forwarded promptly at Capital Funding's expense. Stockholders may also contact the Dealer Managers and their custodian bank, depositary, broker, trust company or other nominess for assistance concerning the Offers.

                       The Information Agent for the Offers Is:

                              BEACON HILL PARTNERS, INC.
                                   90 Broad Street
                               New York, New York 10004
                    Banks or Brokers Call Collect:  (212) 843-8500
                      All Others Call Toll Free:  (800) 787-3120

                       The Dealer Managers for the Offers are:

           MERRILL LYNCH & CO.                      LEHMAN BROTHERS
         World Financial Center                 3 World Financial Center
               North Tower                          200 Vesey Street
        New York, New York 10281                New York, New York 10285
       (888) ML4-TNDR (toll-free)              (800) 438-3242 (toll-free)
       (888) 654-8637 (toll-free)                    (212) 528-7581
         Attn: Susan L. Weinberg                 Attn: Raymond A. Kahn


-SM-"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

May __, 1998



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